Exhibit 10.5

Credit Guarantee Contract

Contract No.: _______________

Party A: Beijing Xingwang Shidai Tech & Trading Co., Ltd
Address: No.1 Dongpingfang Yonganli Chaoyang District Beijing, China

Party B: Beijing Orsus Xelent Tech& Trading Company
Address: The 29th Floor, Tower B, Chaowai MEN Office Building, No.26 Chaowai Street, Chaoyang District, Beijing, China

Part C: Zhong Hui Guarantee Corporation
Address: Rm. 406, Tower A Huixin Plaza; No.8 Beichen East Road Andingmenwai Chaoyang District Beijing, China.

In view of Party A and Party B are partners engaging in several business operations, the Party B, as the payee for business, asks the Party A, as the payer, to find a third party guarantor for supplying the guaranteed maximum price for the above-mentioned accounts payable.
Party C hereby has agreed, under the entrusting of the Party A, to supply the Party B with the guaranty with the guaranteed maximum price within 500 million RMB. On the basis of equality, voluntariness and trustworthiness, the three parties (Party A, Party B and Party C) have entered into this contract after friendly negotiation, and agreed to adhere to the terms and conditions set forth below.

Article 1. Scope of guaranty
The Party C shall offer the Party B a credit guarantee with its total sum within 500 million RMB. The scope of guaranty covers the principal debt, interest under the main contract, default interest, liquidated damage, premium, compensation and expenses arising from the realization of creditor’s right (including but not limited to court expense, lawyer’s fee, business travel expenses etc.).

Article 2. The Life and Period of Guaranty
This contract is an agreement signed on July 20 2008 on the basis of mutual negotiation and trustworthiness, and agreed to abide by mutually.
1.	Zhong Hui Guarantee Corporation hereby agrees to extend the period of original guaranty contract if necessary.
2.	The above-mentioned extension shall include the guarantee obligation occurred during the period between January 1 2009 and December 31 2010.

The guarantee life is determined as two years starting from the date when the repayment for each account payable was made.
The guarantee period is determined as twelve months from January 1 2011 to December 31, 2011,

Article 3. Guaranty type
The guaranty type is stipulated as follows: The Party C shall be liable for the joint and several liability guarantees. In case the Party A failed to perform its obligation at the maturity of debts, the Party B has right to ask the Party A to repay the debt or to ask the Party C to assume its guarantee liability within its guaranteed scope.

Article 4. Guaranty Costs
The guaranty costs amounted ________, shall be totally paid by the Party A.

Article 5. Resumption of Guaranty Liability
1. The Party A has obligation to faithfully inform the Party C of all the matters relating to the accounts payable.
2. In case the Party A failed to make the payment to the Party B according to the schedule, the Party B shall inform the Party C in written, while the Party C has to pay the unpaid amounts to the Party B on behalf of the Party A within fifteen working days upon the receiving and confirming of the notice from the Party B.

Article 6. The Performance of Guarantee Liabilities
During the debt performance period, in case the Party A was found by the Party B with the unambiguous evidence that it was experiencing operation deterioration, or it has engaged in transfer of assets or withdrawal of funds for the purpose of evading debts, or something which may lead the loan to a unsafe situation occurs, the Party B has right to ask the Party C to make an early performance of its guarantee liability.

Article 7. The Guarantee Liability is Irrevocable
This Guaranty Contract is irrevocable.

Article 8. Rights and Obligations of Party A
1、
Regularly or at any time provide the actual documents (including the materials about the production and operation situation, funds, financial accounting, statistics, etc.) required by the Party C. Be responsible for the authenticity, validity and legality of documents provided.

2、	Consciously acknowledge the right of the Party C to investigate, know and supervise the use of loan under this Contract regularly or at any time.
3、	Can not rent, sell, transfer, assign or treat its properties with other methods without obtaining the written consent from the Party C beforehand.
4、
In case such occurrences as separation, merger, reorganization, alteration, cancellation, etc. happened, the Party A shall inform the Party C in writing 30 days in advance, while the overall guaranty liabilities under this contact should be borne by the changed organization.

5、
Prior to the signing of this contract, the party A shall submit the Party C the legal and valid resolution of the Party A’s board of directors (or related authorities) on the agreeing and approving that the Party C becomes the guarantor.

6、	Other obligations as stipulated.

Article 9. Other Provisions
In case the Party A and Party B shall make any changes on the accounts receivable, the advance consent in writing earned from the Party C is needed; otherwise the Party C has right to refuse bearing the guarantee responsibility on the changed business.

Article 10. Liability for Breach of Contract
The three Parties shall fully abide by all the responsibilities and obligations as stipulated in the contract. Any one of the three Parties shall be liable for a breach of this contract by failing to perform or fully perform the obligations under this contract, and shall indemnify the economic losses thus incurred to the other Parties.

Article 11. Dispute Settlement
All disputes arising in the connection with this contract shall be settled through friendly negotiation by the parties, should no settlement be reached through negotiation, the case may be brought before the people’s court in the place where the contract was signed.

Article 12. Supplementary Provisions
1.	This contract shall enter into force immediately after signing and stamping by the legal representatives or authorized agents of all the parties.
2.
Except as otherwise provided for in the contract, any other supplements, modifications, alternations, etc., in connection with this contract, shall be put into an agreement after mutual negotiation among the three parties, and which will be regarded as an integral part of this contract.

3.	This contract shall be made in triplicate, and each party shall keep one copy and all have the same legal effect.
4.	This contract was signed in Beijing on March 30 2011.

Note: The following page is kept for signing, no formal context.